Certificate of Amendment

                                       of

                          Certificate of Incorporation

                                       of

                           ACTIVE APPAREL GROUP, INC.

                Under Section 242 of the General Corporation Law


        It is hereby certified that:

        1. The name of the corporation is Active Apparel Group, Inc. (the "Corporation"). 2. The certificate of incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

                "FIRST: The name of the corporation (hereinafter called the "Corporation") is EVERLAST WORLDWIDE INC."

        3. The certificate of incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article:

                "FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 20,100,000 shares of capital stock, consisting of 19,000,000 shares of Common Stock, par value $.002 per share ("Common Stock"), 100,000 shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), and 1,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

                The following is a statement of the voting powers and the designations, preferences and other special rights, and the qualifications, limitations or restrictions in respect of the Common Stock, Class A Common Stock and Preferred Stock.

                A. COMMON STOCK

                1. Voting Rights. Each holder of the Common Stock shall be entitled to one (1) vote for each share held by such holder at all meetings of

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                        stockholders  (and written actions in lieu of meetings).
                        There shall be no cumulative voting.

                2. Dividends. Each holder of the Common Stock, with respect to each such share held, shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefore, dividends payable either in cash, in property or in shares of capital stock.

                3. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock, with respect to each such share held, shall be entitled, unless otherwise provided by law, to receive all of the assets of the Corporation available for distribution to its stockholders.

                B.      CLASS A COMMON STOCK

                1. Voting Rights. Each holder of the Class A Common Stock, with respect to each share held, shall be entitled to five (5) votes at all meetings of stockholders (and written action in lieu of meetings). There shall be no cumulative voting. If any of the shares of Class A Common Stock are sold, transferred or otherwise disposed of by the holder of the Class A Common Stock, whether voluntarily or involuntarily, or by operation of law, or if such holder dies or becomes disaffiliated from the Corporation, from and after the date of such sale, transfer, disposition, death or disaffiliation, all of the shares of Class A Common Stock so sold, transferred, disposed of or held by the holder on the date of his death or formal disaffiliation from the Corporation, shall automatically be converted into that number of shares of Common Stock equal to 112.5% of the number of shares of Class A Common Stock so sold, transferred or otherwise disposed of, each such share of Common Stock thereafter to be entitled to the same rights and preferences (with respect to the payment of dividends and other amounts upon liquidation, dissolution, winding up or otherwise), as the Common Stock authorized to be issued hereunder, without further action by any person or entity, including without limitation, such holder, the Corporation or such transferee.

                2. Dividends, Liquidation, Dissolution or Winding Up. The holders of the Class A Common Stock have all of the rights and powers with respect to the payment of dividends, and the distribution of assets of the Corporation upon the liquidation, dissolution or winding up of the Corporation to which the holders of the Common Stock are entitled.

                                       2

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                C.      PREFERRED STOCK

                                The Board of Directors  is expressly  authorized
                        to provide for the issuance of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation."

        4 The amendments of the certificate of incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be executed on this 24th day of October, 2000.

                                       ACTIVE APPAREL GROUP, INC.


                                       By: /s/George Q Horowitz
                                           ------------------------------------
                                             Name: George Q Horowitz
                                             Title: Chairman of the Board,
                                                    Chief Executive Officer &
                                                    President